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                                                                    Exhibit 4.80

              EXCLUSIVE TECHNICAL CONSULTING AND SERVICES AGREEMENT

This Exclusive Technical Consulting and Services Agreement (the "Agreement") is entered into as of June 1, 2005 between the following two parties [_____].

PARTY A: SHANGHAI HUITONG INFORMATION CO., LTD.
LEGAL ADDRESS: No.28, Jiaji Road, Jiading District, Shanghai

PARTY B: HAINAN ZHONG TONG COMPUTER CO., LTD.
LEGAL ADDRESS: 14C Jiudu Building, Guomao Road, Jinrong District, Haikou

WHEREAS

(1) Party A, a wholly foreign-owned enterprise registered in People's Republic of China (the "PRC") under the laws of PRC, which owns resources to provide the technical consulting and services.

(2) Party B is a wholly domestic invested company registered in PRC.

(3) Party A shall be the provider of technical consulting and related services to Party B, and Party B hereby agrees to accept such technical consulting and services.

NOW THEREFORE, the parties to this Agreement hereby agree as follows:

1.   TECHNOLOGY CONSULTING AND SERVICES: SOLE AND EXCLUSIVE RIGHTS AND INTERESTS

     1.1 During the term of this agreement, Party A agrees to, as the exclusive technical consulting and services provider of Party B, provide the exclusive technical consulting and services to Party B (the content is specified in Appendix 1). Party A further agrees that, during the term of this Agreement, it shall not provide any technical consulting and services to any other third party without Party B's prior written consent.

     1.2 Party B hereby agrees to accept such exclusive technical consulting and services. Party B further agrees that, during the term of this Agreement, it shall not utilize any third party to provide such technical consulting and services for such above-mentioned business without the prior consent of Party A.

     1.3 Party A shall be the sole and exclusive owner of all rights, title and interests to any and all intellectual property rights arising from the performance of this Agreement, including, but not limited to, any copyrights, patent, know-how and otherwise, whether developed by Party A or Party B based on Party A's intellectual property.


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2.   CALCULATION AND PAYMENT OF THE FEE FOR TECHNICAL CONSULTING AND SERVICES
     (THE "FEE")

     The parties agree that the Fee under this Agreement shall be determined according to the Appendix 2.

3.   REPRESENTATIONS AND WARRANTIES

     3.1  Party A hereby represents and warrants as follows:

          3.1.1 Party A is a company duly registered and validly existing under the laws of the PRC.

          3.1.2 Party A has full rights, power, authority, and capacity and all consents and approvals of any other third party and government necessary to execute and perform this Agreement, which shall not be against any enforceable and effective laws or contracts;

          3.1.3 the Agreement will constitute a legal, valid and binding agreement of Party A enforceable against it in accordance with its terms upon its execution.

     3.2  Party B hereby represents and warrants as follows:

          3.2.1 Party B is a company duly registered and validly existing under the laws of the PRC.

          3.2.2 Party B has full rights, power authority and capacity and all consents and approvals of any other third party and government necessary to execute and perform this Agreement, which shall not be against any enforceable and effective laws or contracts;

          3.2.3 Once the Agreement has been duly executed by both parties, it will constitute a legal, valid and binding agreement Party B enforceable against it in accordance with its terms upon its execution.

4.   CONFIDENTIALITY

     4.1 Party B agrees to use all reasonable means to protect and maintain the confidentiality of Party A's confidential data and information acknowledged or received by Party B by accepting the exclusive consulting services from Party A (collectively the "Confidential Information"). Party B shall not disclose or transfer any Confidential Information to any third party without Party A's prior written consent. Upon termination or expiration of this Agreement, Party B


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          shall, at Party A's option, return all and any documents, information or software contained any of such Confidential Information from any memory devices, and cease to use them.

     4.2 Section 4.1 shall survive after any amendment, expiration or termination of this Agreement.

5.   INDEMNITY

     Party B shall indemnity and hold harmless Party A from and against any loss, damage, obligation and cost arising out of any litigation, claim or other legal procedure against Party A resulting from the contents of the technical consulting and services demanded by Party B.

6.   EFFECTIVE DATE AND TERM

     6.1 This Agreement shall be executed and come into effect as of the date set forth above. The term of this Agreement is ten (10) years, unless earlier terminated as set forth in this Agreement or in accordance with the terms set forth in the agreement entered into by both parties separately.

     6.2 This Agreement may be extended only if Party A gives its written consent of the extension of this Agreement before the expiration of this Agreement. However, both parties shall, through negotiations, determine the extension term.

7.   TERMINATION

     7.1  Termination on Expiration

          This Agreement shall expire on the date due unless this Agreement is extended as set forth above.

     7.2  Early Termination

          During the term of this Agreement, Party B can not terminate this Agreement except in the case of gross negligence, fraud or other illegal acts or bankruptcy of Party A. Notwithstanding the above-mentioned, Party A may terminate this Agreement at any time with a written notice to Party B 30 days before such termination.

     7.3  Survival

          Article 4 and 5 shall survive after the termination or expiration of this Agreement.

8.   SETTLEMENT OF DISPUTES


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     The parties shall strive to settle dispute arising from the interpretation or performance in connection with this Agreement through friendly consultation. In case no settlement can be reached through consultation, each party can submit such matter to China International Economic and Trade Arbitration Commission (the "CIETAC"). The arbitration shall follow the current rules of CIETAC, and the arbitration proceedings shall be conducted in Chinese and shall take place in Shanghai. The arbitration award shall be final and binding upon the parties and shall be enforceable in accordance with its terms.

9.   FORCE MAJEURE

     9.1 Force Majeure, which includes acts of governments, acts of nature, fire, explosion, typhoon, flood, earthquake, tide, lightning, war, means any event that is beyond the party's reasonable control and cannot be prevented with reasonable care. However, any shortage of credit, capital or finance shall not be regarded as an event of Force Majeure. The affected party who is claiming to be not liable to its failure of fulfilling this Agreement by Force Majeure shall inform the other party, without delay, of the approaches of the performance of this Agreement by the affected party.

     9.2 In the event that the affected party is delayed in or prevented from performing its obligations under this Agreement by Force Majeure, only within the scope of such delay or prevention, the affected party will not be responsible for any damage by reason of such a failure or delay of performance. The affected party shall take appropriate means to minimize or remove the effects of Force Majeure and attempt to resume performance of the obligations delayed or prevented by the event of Force Majeure. After the event of Force Majeure is removed, both parties agree to resume performance of this Agreement with their best efforts.

10.  NOTICES

     Notices or other communications required to be given by any party pursuant to this Agreement shall be written in English and Chinese and shall be deemed to be only given when it is delivered personally or sent by registered mail or postage prepaid mail or by a recognized courier service or by facsimile transmission to the address of the relevant party or parties set forth below.

     Party A: SHANGHAI HUITONG INFORMATION CO., LTD.
     LEGAL ADDRESS: No.28, Jiaji Road, Jiading District, Shanghai
     Facsimile No.: 63611550
     Tel: 33184900
     To: Xiangyuan Jiang


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     Party B: Hainan Zhong Tong Computer Co., Ltd.
     LEGAL ADDRESS: 14C Jiudu Building, Guomao Road, Jinrong District, Haikou Facsimile No.: _______________________
     Tel: _________________________________
     To: __________________________________

11.  ASSIGNMENT

     Party B may not assign its rights or obligations under this Agreement to any third party without the prior written consent of Party A.

12.  SEVERABILITY

     Any provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the way the remaining provisions hereof in such jurisdiction or rendering that any other provision of this Agreement invalid or unenforceable in any other jurisdiction.

13.  AMENDMENT AND SUPPLEMENT

     Any amendment and supplement of this agreement shall come into force only after a written agreement is signed by both parties. The agreement and supplement duly executed by both parties shall be part of this Agreement and shall have the same legal effect as this Agreement.

14.  GOVERNING LAW

     This Agreement shall be governed by and construed in accordance with the PRC laws

15.  MISCELLANEOUS

     This Agreement is the amendment to the Former Agreement. This Agreement shall replace the Former Agreement upon its coming into effect, and the former agreement shall be automatically invalidated at the same time.

     IN WITNESS THEREOF the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first set forth above.


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PARTY A: SHANGHAI HUITONG INFORMATION CO., LTD.

Authorized representative: Sealed

PARTY B: HAINAN ZHONG TONG COMPUTER CO., LTD.

Authorized representative: Sealed


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     APPENDIX 1: THE LIST OF THE CONTENT OF TECHNICAL CONSULTING AND SERVICES

     Party A shall provide Party B with Technical Consulting and Services as follows:


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     APPENDIX 2: CALCULATION AND PAYMENT OF THE FEE FOR TECHNICAL CONSULTING AND
     SERVICES

     Party B should pay service fee RMB10,000,000 per year, but Party A has the right to adjust the service fee according to the quantity of the service.


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